POWER PURCHASE AGREEMENT

THIS POWER PURCHASE AGREEMENT (the “Agreement”) is entered into this 5th day of December 2010 between:

Romblon State University, a Philippine State University with principal office address at Odiongan, Romblon herein represented by its President, DR. JETER S. SESPEÑE and herein referred to as “OFFTAKER”.

- And -

CLENERGEN CORPORATION, a company organized and existing under the laws of the United States of America with its principal offices at 5379 Lyons Road, Suite 301, Coconut Creek, Florida 33073 represented herein by its Chairman, MARK LM QUINN, hereinafter referred to as the “SUPPLIER”.

(Each a “Party” and together the “Parties”).

RECITALS:

A.	OFFTAKER is a University located in Romblon Island, Philippines. The OFFTAKER is planning to increase the capacity of the University and requires an uninterrupted supply of electricity

B.	SUPPLIER is engaged in the business of supplying power, but particularly energy from renewable resources, in other countries and now seeks to impart their technology to the Philippines.

C.	The Parties desire then to enter into this Agreement to define their respective rights and obligations regarding the supply of electricity to OFFTAKER by SUPPLIER.

NOW, THEREFORE in view of the foregoing premises and in consideration of the mutual covenants and agreements hereinafter set forth, the Parties hereby agree as follows:

1.	Definitions and Interpretation

1.1	Definitions. Wherever used in this Agreement, Schedules, Attachments or Annexes, unless the context otherwise requires, will use definitions according to the Philippine Distribution Code.
1.2	Ordinary words will use definitions according to the Webster dictionary.
1.3	Abbreviations in this agreement are based on standard engineering abbreviations

2.	Scope of Agreement

2.1	General. It is understood that, except as otherwise expressly provided in this Agreement, the OFFTAKER shall only pay for actual energy delivered.

2.2	Responsibilities of SUPPLIER. At its own cost, SUPPLIER shall be responsible for the following:

(a)
The control and possession, operation and maintenance of the Power Station, including obtaining all necessary government consents, including environmental approvals, required in connection with the Power Station, in accordance with good industry practice, the technical parameters set forth as required by the offtaker and in compliance with Applicable Law.  Provided that, the SUPPLIER shall not be held liable for any deficiency/ies arising from the requirements of any Government Consents, including but not limited to the Environmental Compliance Certificate (ECC), which occurred prior to the SUPPLIER’s control and possession of the Site;

(b)	Making available for dispatch by OFFTAKER the generating capacity in accordance with the needs of the OFFTAKER of this Agreement;

(c)	Acquisition of the Site by purchase, lease or any other arrangement entitling SUPPLIER to possession and occupation thereof until the termination of Commercial Operations Period;
(d)
Cooperate with and assist OFFTAKER in securing any contract with, consent of or approvals from the Energy Regulatory Commission (the “ERC”), and any other office or agency or Government Authority necessary for the operation of Power Station and implementation of this Agreement;

(e)	At its own cost, source, supply and arrange for the delivery of fuel to the Power Station, including providing for fuel storage facility, until the end of the Commercial Operations period; and
(f)	Generate and supply the electricity requirements of OFFTAKER up to the Net Expected Energy level and deliver at the Delivery Point/s in accordance with the terms of this Agreement.

2.3	Responsibilities of OFFTAKER. At its own cost, OFFTAKER shall be responsible for the following:

(a)	Dispatch power from the Power Station in accordance with the Dispatch Protocols that will be agreed by both parties and will become apart of this PPA.
(b)	Provide the Payment Security and make payments in accordingly,
(c)
Obtain any contract with OFFTAKER or such other parties, the consent of or approvals from necessary government authorities to enable OFFTAKER’s system to take electricity from the Power Station and in implementation of this Agreement;

(d)	Cooperate with and assist SUPPLIER in providing information, acknowledgements, confirmations and consents necessary for SUPPLIER to obtain financing for the Power Station;
(e)	Cooperate with and assist SUPPLIER in identifying and making available for lease suitable generation sites for the Power Station that may be owned by OFFTAKER at mutually agreed prices;
(f)
Cooperate with and assist SUPPLIER (at SUPPLIER’s cost) in procuring any required rights of way to enable SUPPLIER to connect to the Sub-transmission  System or distribution system, as the case may be; and

(g)	Operate and maintain its distribution system on its plant as to achieve the reliability indices set by the ERC in compliance with the Philippine Distribution Code.

2.4
Control of the Power Station.  SUPPLIER shall at all times maintain possession and control of the Power Station and all the structures, fixtures, fittings, machinery and equipment on the Site or used in connection with the Power Station.

3.	Term and Effective Date

3.1. Term.  This Agreement shall be valid for fifteen (15) years from the effectivity date agreed upon by both parties, unless extended or earlier terminated upon mutual consent by both Parties. “Effectivity date” shall commence on the first business day immediately following the day when corporate approvals and other requirements, and government consents, as well as performance bonds have been delivered/secured.

3.2. Failure to Achieve Effective Date.  In the event that Effective Date does not occur within three  (3) months from the date agreed in this Agreement, this Agreement shall be deemed terminated, unless the Parties agree in writing to a waiver of any or all the conditions in Section 3.1 above or to an extension of the period to achieve Effective Date.  In case of termination pursuant to this Section, the confidentiality provisions of Section 15 shall survive for two (2) years following the Termination Date.

4.	Commercial Operations

4.1. Commencement of Commercial Operations Period.   Commercial Operations period shall begin no later than twelve (12) months from Effective Date (“Target Commercial Operations Date”).  Failure to meet the Target Commercial Operations Date shall be governed by the provision to be established by both parties within thirty days from the signing of this agreement and will become part of this PPA.

5.	Supply of Electricity

5.1. Supply.  SUPPLIER agrees to sell electricity and OFFTAKER agrees to take up to 1MW/h of electricity delivered from the Power Station in accordance with the Delivery Procedures that will be set out in a schedule that will be established when the OFFTAKER’S PLANT operating load and procedures have been established. This schedule will then be set as part of the Dispatch Protocols.

5.2. Delivery Points.  The place for delivery of electricity shall be at designated metering points.  Title to and all risk associated with electricity from the Power Station shall pass to OFFTAKER at the Delivery Points.  Each Party shall be responsible for the maintenance and operation of the equipment owned by it or under its dominion and control.

6.	Total Fee and Charges

6.1. Total Fee. SUPPLIER is entitled to receive payment for the supply of electricity from the Power Station during a Billing Month, equal to the Total Fee calculated using Formula 1 as follows:

Total Fee = Cost of delivered Power + Value Added Taxes.

Total Fee  = PhP 6.50 + VAT    (in US$ @ 43:1)     = US$ 0.151 + VAT

6.2. Billing to OFFTAKER.  Within five (5) business days from the end of each Billing Month during the Commercial Operations Period, SUPPLIER shall deliver to OFFTAKER the SUPPLIER invoice setting forth the amount out of the Total Fee that is due from OFFTAKER for the preceding Billing Month.

6.4. Payments.  Each SUPPLIER Invoice shall be due and payable no later than 30 calendar days from receipt of SUPPLIER invoice by OFFTAKER (“Payment Period”).  All sums indicated in the SUPPLIER invoice shall be paid by OFFTAKER in Philippine Pesos, free and clear of any deductions, bank draft  delivery charges, set-offs, counterclaims, taxes, etc.. Delayed payments shall be subject to interest at the rate of 12% per annum from the due date.

7.
Force Majeure.  Both Parties shall be excused from performing their respective obligations under this Agreement upon the occurrence of an Event of Force Majeure for a period not exceeding 30 days.  In case of Force Majeure, the Commercial Operations Period shall be extended, without need of further agreement or consent, by such number of days necessary to allow SUPPLIER to supply the kWh-shortfall in the Net Expected Energy during the Temporary Force Majeure Period.

8.	Insurance

Upon Commercial Operations Date, the Parties shall obtain and maintain, or cause to obtain and maintain through its contractor/s, the insurance policies required by Applicable Law and such other insurance covers under commercially reasonable terms.  Such policies should cover insurable events affecting or causing damage to the Power Station and determining, with both parties’ agreement, where the insurance proceeds will be directed.  Indemnification procedures shall follow standard insurance policies, as agreed upon by both parties.

9.	Disputes and Arbitration.

In case of failure to settle disagreements and disputes between the PARTIES, either Party may refer the matter for arbitration under UNCITRAL Rules.   The proceedings shall be conducted in English and the decision of the arbitration panel shall be final and binding on the Parties.  The arbitration shall take place in Metro Manila.  Judgment on the award may be entered by any court of competent jurisdiction.

13.	Assignment

This Agreement shall be binding upon the Parties hereto, their successors and assignees.  Each Party may assign its respective rights and obligations under this Agreement subject to prior written notice and consent of the other party.

14.	Confidentiality

Each Party agrees that it, its employees, officers, directors, and agents will hold in confidence all information, documentation, data or know-how disclosed to it by the other Party and designated in writing as “confidential” (“Confidential Information”), and will not disclose to any third party or use Confidential Information or any part thereof without the other Party’s prior written approval;

15.	Miscellaneous

15.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Republic of the Philippines.

15.2
No Partnership.  Nothing contained in this Agreement shall be construed to create an association, trust, partnership, or joint venture or impose a trust or partnership duty, obligation, or liability on or with regard to either Party, or to create any principal/agent relationship between the Parties, or to create any duty, standard of care or liability to any person or entity not a Party hereto.  Each Party shall be liable individually and severally for its own obligations under this Agreement.

15.2.
Notices.  Unless otherwise stated, each communication to be made hereunder shall be made in writing and delivered in person, by hand, air mail, telex, facsimile or established courier service to the other Party and which notice shall be effective upon receipt.

15.3.
Separability.   If any provision of this Agreement shall be determined to be invalid, such provision shall be deemed separate and distinct, and the remainder of this Agreement shall remain in full force and effect, provided that the remaining provisions are sufficient to render to each Party the benefits contemplated hereby.

15.4.
Amendments and Additions.  This Agreement will serve as the basic and general guideline for the supply and use of electric power by both PARTIES. Both PARTIES agree that provisions will be added or amended as both PARTIES proceed with the establishment of their plants and facilities. Each additional provisions, amendment or modifications may be included in this main agreement only after extensive consultations and discussions that will lead to mutual agreement and a written instrument signed by both of the Parties.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in more than one copy each of which shall be deemed to be an original as of the date of this Agreement.

CLENERGEN CORPORATION	ROMBLON STATE UNIVERSITY
By	By

/s/Mark LM Quinn	/s/ Jeter Sespene
MARK LM QUINN	JETER SESPENE
Chief Executive Officer	President

Signed in the presence of :